Exhibit 99.1

Faraday Future Announces Launch Event Date for China-U.S. Automotive Bridge Strategy

•	FF seeks to leverage its unique bridge value to integrate the strengths of the U.S. automotive industry with those of Chinese OEMs and parts suppliers and their respective supply chains.

Los Angeles, CA (Aug. 19, 2024) -- Faraday Future Intelligent Electric Inc. (Nasdaq: FFIE) (“FF”, “Faraday Future”, or “Company”), a California-based global shared intelligent electric mobility ecosystem company, today announced that it will hold a launch event for its China-U.S. Automotive Bridge Strategy on September 19, 2024. The event will provide more details and an execution plan for the strategy and introduction of FF’s second automotive brand.

FF’s China-U.S. Automotive Bridge Strategy and second brand approach positions it to leverage cutting-edge AI and software technologies for its users across multiple market segments, potentially accelerating FF’s mass-market entry while maintaining its ultra-luxury offering. FF remains focused on executing its global strategy and bringing its unique vision of intelligent electric mobility to a broader audience. The Bridge Strategy marks a return to a two-brand approach. As part of its dual-home-market strategy, FF expects to leverage its unique bridge value to integrate the strengths of the U.S. automotive industry with those of Chinese original equipment manufacturers (OEMs) and parts suppliers and their respective supply chains, focusing on the $20,000 to $80,000 price segment.

“Our Bridge Strategy could introduce a ‘performance capable EV at a fraction of the price,’ by empowering a second brand with much of the core technologies used on the $300,000 FF 91,” said Matthias Aydt, Global CEO of Faraday Future. “A mass-market second brand could make the ‘AI car of the future’ the AI car of the people”

The Company has engaged in discussions with several leading Chinese OEMs and global suppliers, receiving positive feedback on how FF could help build a bridge between U.S. and Chinese automotive industries through industrial coordination and collaboration. The platform would leverage FF’s expertise and capabilities in product, technology, regulation processes, along with its manufacturing plant in Hanford, California.

ABOUT FARADAY FUTURE

Faraday Future is the pioneer of the Ultimate AI TechLuxury ultra spire market in the intelligent EV era, and the disruptor of the traditional ultra-luxury car civilization epitomized by Ferrari and Maybach. FF is not just an EV Company, but also a software-driven intelligent internet Company. Ultimately FF aims to become a User Company by offering a shared intelligent mobility ecosystem. FF remains dedicated to advancing electric vehicle technology to meet the evolving needs and preferences of users worldwide, driven by a pursuit of intelligent and AI-driven mobility.

FORWARD LOOKING STATEMENTS

This press release includes “forward looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. When used in this press release, the words “estimates,” “projected,” “expects,” “anticipates,” “forecasts,” “plans,” “intends,” “believes,” “seeks,” “may,” “will,” “should,” “future,” “propose” and variations of these words or similar expressions (or the negative versions of such words or expressions) are intended to identify forward-looking statements. These forward-looking statements, which include statements regarding the China-U.S. Automotive Bridge Strategy, a second brand, integrating the Company’s AI and software into a second brand, , are not guarantees of future performance, conditions or results, and involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside the Company’s control, that could cause actual results or outcomes to differ materially from those discussed in the forward-looking statements.

Important factors, among others, that may affect actual results or outcomes include, among others: the Company’s ability to continue as a going concern and improve its liquidity and financial position; the Company’s ability to pay its outstanding obligations; the Company's ability to remediate its material weaknesses in internal control over financial reporting and the risks related to the restatement of previously issued consolidated financial statements; the Company’s limited operating history and the significant barriers to growth it faces; the Company’s history of losses and expectation of continued losses; the success of the Company’s payroll expense reduction plan; the Company’s ability to execute on its plans to develop and market its vehicles and the timing of these development programs; the Company’s estimates of the size of the markets for its vehicles and cost to bring those vehicles to market; the rate and degree of market acceptance of the Company’s vehicles; the Company’s ability to cover future warrant claims; the success of other competing manufacturers; the performance and security of the Company’s vehicles; current and potential litigation involving the Company; the Company’s ability to receive funds from, satisfy the conditions precedent of and close on the various financings described elsewhere by the Company; the result of future financing efforts, the failure of any of which could result in the Company seeking protection under the Bankruptcy Code; the Company’s indebtedness; the Company’s ability to cover future warranty claims; the Company’s ability to use its “at-the-market” program; insurance coverage; general economic and market conditions impacting demand for the Company’s products; potential negative impacts of a reverse stock split; potential cost, headcount and salary reduction actions may not be sufficient or may not achieve their expected results; circumstances outside of the Company's control, such as natural disasters, climate change, health epidemics and pandemics, terrorist attacks, and civil unrest; risks related to the Company's operations in China; the success of the Company's remedial measures taken in response to the Special Committee findings; the Company’s dependence on its suppliers and contract manufacturer; the Company's ability to develop and protect its technologies; the Company's ability to protect against cybersecurity risks; and the ability of the Company to attract and retain employees, any adverse developments in existing legal proceedings or the initiation of new legal proceedings, and volatility of the Company’s stock price. You should carefully consider the foregoing factors and the other risks and uncertainties described in the “Risk Factors” section of the Company’s Form 10-K filed with the SEC on May 28, 2024, as amended on May 30, 2024, and June 24, 2024, as updated by the “Risk Factors” section of the Company’s first quarter 2024 Form 10-Q filed with the SEC on July 30, 2024, and other documents filed by the Company from time to time with the SEC.

CONTACTS

Investors (English): ir@faradayfuture.com

Investors (Chinese): cn-ir@faradayfuture.com

Media: john.schilling@ff.com